EXHIBIT 99.1

March 17, 2017
Bulletin No. 1525

New Quality Jobs Fund

Dear Chief Executive Officer:

On June 16, 2015, the Bank announced that its Board of Directors had allocated $40 million for a new community investment program to be developed by the Bank, using proceeds from litigation settlements related to its private-label residential mortgage-backed securities (PLRMBS). Given the amount of additional PLRMBS litigation settlements received by the Bank in 2016, we are pleased to announce that the Bank’s Board of Directors has allocated an additional $60 million to the new program, bringing the total amount of the Bank’s charitable donation to $100 million. The Bank plans to fund this donation in incremental amounts over the next two years, beginning in the first quarter of 2017.

To help us develop the new program, we held a series of roundtables in 2016 to identify best practices and innovative programs for creating quality jobs and supporting small business expansion in underserved communities, both important objectives in helping to enhance the income and asset-building potential of working families.

Based on what we learned through these forums, the Bank is directing its donation to a new donor-advised fund-the Quality Jobs Fund-which is intended to fund two types of intermediaries:

•
Organizations with a proven track record in providing expansion capital to underserved segments of the small business market that results in quality job growth in the businesses receiving the investment

•	Organizations that successfully upskill workers through training initiatives that result in higher quality jobs for workers completing the program

The Bank’s $100 million charitable donation will support innovative model initiatives that others can replicate and may have a significant multiplier effect for working class communities and working class families served by our members. Our ultimate goal in establishing the Quality Jobs Fund is to help create the next generation of homeowners.

If you have any questions about the Quality Jobs Fund, please call your Relationship Manager. We look forward to continuing to support your efforts to meet the financing needs of your communities through our community programs and other member programs.

Sincerely,

Greg Seibly
President and Chief Executive Officer

cc:     Chief Financial Officer
    Credit Contact

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This bulletin contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s plans to fund its charitable donation. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “plans,” “will,” “may,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory actions, future operating results, and legislative or regulatory changes. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.